Exhibit 99.1

For Immediate Release
Contact:
David Bulger (Investors)
EVP, CFO and Treasurer
(561) 227-1302

Peter M. Willis (Acquisitions)	Jerry Daly or Carol McCune (Media)
VP, Business Development	Daly Gray
(305) 865-1010	(703) 435-6293
pwillis@innkeepersusa.com

Innkeepers USA Trust Acquires Site in Valencia, California

Plans to Build Embassy Suites Hotel

PALM BEACH, Fla., September 14, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it has acquired a site in Valencia, Calif., for $3.7 million and plans to build a 157-suite Embassy Suites hotel there. When completed, the hotel will be managed by Innkeepers Hospitality Management, Inc. Jeffrey H. Fisher, chief executive officer and president of Innkeepers USA Trust, owns Innkeepers Hospitality Management.

Valencia, located 30 miles north of downtown Los Angeles in the city of Santa Clarita, within the Santa Clarita Valley, is home to Valencia Gateway, the largest master-planned center for business, technology and industry in Los Angeles, encompassing more than 4,700 acres and 22 million square feet of office space housing 1,400 companies and 44,500 employees. Valencia Gateway is located adjacent to the Golden State (I-5) Freeway and Highway 126, providing the area with a steady base of corporate demand. Valencia also is the largest master-planned residential community in Los Angeles County. Valencia’s neighboring Newhall Ranch

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development plan includes housing for 58,000 residents within the community’s five villages, with over 20,800 homes upon buildout.

“The Santa Clarita Valley is one of the hottest growth areas in Southern California, and Valencia, with its numerous business and leisure demand generators, has all of the characteristics we look for,” Fisher said. “Numerous companies have relocated or expanded their presence in the area over the last few years, including Princess Cruises, Specialty Laboratories, Advanced Bionics and Kaiser Permanente, to name a few. On the leisure side, Six Flags Magic Mountain will continue to generate visitation into the area and provides a stable base of leisure demand for the local hotel market. The city of Santa Clarita also offers six premier golf courses, including the Tournament Players Club at Valencia.”

Fisher added that the acquisition is part of a strategic relationship the company has formed with Dimension Development for the purpose of acquiring and developing hotels throughout the United States. “This will be our second development with Dimension, a highly regarded developer/operator in our industry. Dimension has been recognized with a number of awards, including Hilton’s (NYSE: HLT) prestigious ‘Developer of the Year’ award. This will be our first Embassy Suites hotel, a Hilton brand, and we look forward to building on our relationships with Dimension and Hilton.”

Peter M. Willis, Innkeeper’s vice president of business development, said that the company will continue to selectively develop and acquire attractively priced properties, including upscale extended stay and premium limited service brands, the core of the company’s

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portfolio, selected full-service properties, turn-around opportunities and hotels that are affiliated with, or have the potential to be converted to, the industry’s top brands.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 68 hotels with a total of 8,579 suites or rooms in 21 states and focuses on acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Contact:	David Bulger (Investors, Media) EVP, CFO and Treasurer (561) 227-1302	Peter M. Willis (Acquisitions) VP, Business Development (305) 865-1010 pwillis@innkeepersusa.com

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) more direct exposure to the operational risks of the hotel business (including falling hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (iii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iv) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (v) the company’s ability to maintain its properties in competitive condition, (vi) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (viii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation, and (ix) governmental regulation that may

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increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment (e.g., changes in laws affecting taxes or dividends or other taxes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).